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                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                         -------------------

                               FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
         SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
      SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                 OF THE SECURITIES EXCHANGE ACT OF 1934

                     COMMISSION FILE NUMBER: 0-27330

                             HEARTSTREAM, INC.
            (Exact name of registrant as specified in its charter)

    2401 FOURTH AVENUE, SUITE 300, SEATTLE, WA 98121, (206) 443-7630
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, $0.001 PAR VALUE
         (Title of each class of securities covered by this Form)

                                 NONE
                    (Titles of all other classes of
                  securities for which a duty to file
              reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      /x/         Rule 12h-3(b)(1)(i)       /x/
Rule 12g-4(a)(1)(ii)     / /         Rule 12h-3(b)(1)(ii)      / /
Rule 12g-4(a)(2)(i)      / /         Rule 12h-3(b)(2)(i)       / /
Rule 12g-4(a)(2)(ii)     / /         Rule 12h-3(b)(2)(ii)      / /
                                     Rule 15d-6                / /

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Heartstream, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 27, 1998              By:  /s/ Alan J. Levy
                                        ------------------------
                                        Alan J. Levy
                                        President and Chief Executive Officer